Exhibit 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pacific Sunwear of California, Inc.

Anaheim, California

We have audited the accompanying consolidated balance sheets of Pacific Sunwear of California, Inc. and subsidiaries (the “Company”) as of January 30, 2016 and January 31, 2015, and the related consolidated statements of operations and comprehensive operations, shareholders’ (deficit) equity, and cash flows for the years ended January 30, 2016, January 31, 2015 and February 1, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pacific Sunwear of California, Inc. and subsidiaries as of January 30, 2016 and January 31, 2015, and the results of their operations and their cash flows for the years ended January 30, 2016, January 31, 2015 and February 1, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for the year ended January 30, 2016, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and the inability to repay indebtedness coming due in December 2016, and, on April 7, 2016, the Company filed for voluntary protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. These circumstances and uncertainties inherent in the bankruptcy proceedings raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

August 29, 2016

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share and Per Share Amounts)

	January 30, 2016	January 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,235	$22,588
Inventories	96,523	81,658
Prepaid expenses	12,412	12,692
Other current assets	4,967	3,992

Total current assets	120,137	120,930
Property and equipment, net	85,274	88,751
Deferred income taxes	3,344	6,034
Intangible assets, net	10,464	11,069
Other assets	24,126	25,495

TOTAL ASSETS	$243,345	$252,279

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$43,328	$36,775
Line of credit	18,000	—
Current portion of long-term debt	77,373	541
Derivative liability	740	28,448
Other current liabilities	39,678	47,642

Total current liabilities	179,119	113,406
LONG-TERM LIABILITIES:
Deferred lease incentives	13,330	10,804
Deferred rent	14,307	14,694
Long-term debt	26,817	94,424
Other liabilities	25,292	28,368

Total long-term liabilities	79,746	148,290

Commitments and contingencies (Note 12)

SHAREHOLDERS’ DEFICIT:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; 1,000 shares issued and outstanding, respectively	—	—
Common stock, $0.01 par value; 170,859,375 shares authorized; 70,121,530 and 69,265,844 shares issued and outstanding, respectively	702	693
Additional paid-in capital	26,746	24,384
Accumulated deficit	(42,968)	(34,494)

Total shareholders’ deficit	(15,520)	(9,417)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$243,345	$252,279

See Notes to Consolidated Financial Statements.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

(In Thousands Except Share and Per Share Amounts)

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
Net sales	$800,919	$826,777	$797,792
Cost of goods sold, including buying, distribution and occupancy costs	597,375	603,544	598,548

Gross margin	203,544	223,233	199,244
Selling, general and administrative expenses	221,552	238,374	220,677

Operating loss	(18,008)	(15,141)	(21,433)
(Gain) loss on derivative liability	(27,708)	(2,272)	10,638
Interest expense, net	17,263	15,759	14,108

Loss from continuing operations before income taxes	(7,563)	(28,628)	(46,179)
Income taxes	911	727	797

Loss from continuing operations	(8,474)	(29,355)	(46,976)
(Loss) income from discontinued operations, net of tax effects	—	—	(1,745)

Net loss	$(8,474)	$(29,355)	$(48,721)

Comprehensive loss	$(8,474)	$(29,355)	$(48,721)

Loss from continuing operations per share:
Basic and diluted	$(0.12)	$(0.42)	$(0.69)

Loss from discontinued operations per share:
Basic and diluted	$—	$—	$(0.02)

Net loss per share:
Basic and diluted	$(0.12)	$(0.42)	$(0.71)

Weighted-average shares outstanding:
Basic and diluted	69,861,877	69,078,911	68,464,913

See Notes to Consolidated Financial Statements.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

(In Thousands, Except Share Data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings(Accumulated Deficit)	Total
	Shares	Amount	Shares	Amount
Balances at February 2, 2013	1,000	$—	68,092,639	$681	$20,097	$43,582	$64,360
Employee stock plans	—	—	499,179	5	(138)	—	(133)
Stock-based compensation	—	—	—	—	2,643	—	2,643
Net loss	—	—	—	—	—	(48,721)	(48,721)

Balances at February 1, 2014	1,000	$—	68,591,818	$686	$22,602	$(5,139)	$18,149
Employee stock plans	—	—	674,026	7	161	—	168
Stock-based compensation	—	—	—	—	1,621	—	1,621
Net loss	—	—	—	—	—	(29,355)	(29,355)

Balances at January 31, 2015	1,000	$—	69,265,844	$693	$24,384	$(34,494)	$(9,417)
Employee stock plans	—	—	855,686	9	(261)	—	(252)
Stock-based compensation	—	—	—	—	2,623	—	2,623
Net loss	—	—	—	—	—	(8,474)	(8,474)

Balances at January 30, 2016	1,000	$—	70,121,530	$702	$26,746	$(42,968)	$(15,520)

See Notes to Consolidated Financial Statements.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,474)	$(29,355)	$(48,721)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	20,721	24,013	25,511
Asset impairment	1,940	3,323	3,204
Non-cash stock-based compensation	2,623	1,621	2,643
Amortization of debt discount	4,031	2,997	2,164
(Gain) loss on derivative liability	(27,708)	(2,272)	10,638
Loss on disposal of property and equipment	93	278	150
Gain on lease terminations	—	(191)	(209)
Change in assets and liabilities:
Inventories	(14,865)	1,415	7,608
Prepaid expenses and other current assets	(697)	2,811	(3,767)
Other assets	2,843	(252)	1,341
Accounts payable	6,553	(9,259)	(4,024)
Other current liabilities	(7,729)	10,762	(7,151)
Deferred lease incentives	2,526	(1,964)	(1,355)
Deferred rent	(387)	(676)	(575)
Other long-term liabilities	3,397	7,481	4,819

Net cash (used in) provided by operating activities	(15,133)	10,732	(7,724)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, equipment, and intangible assets	(17,575)	(15,595)	(12,337)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	85,000	15,000	—
Payments under credit facility borrowings	(67,000)	(15,000)	—
Proceeds from mortgage borrowings	—	618	—
Principal payments under mortgage borrowings	(541)	(554)	(576)
Payments for debt issuance costs	—	(116)	—
Principal payments under capital lease obligations	(851)	(639)	(569)
Proceeds from issuance of stock-based compensation	302	373	242
Statutory withholding payments for stock-based compensation	(555)	—	—

Net cash provided by (used in) financing activities	16,355	(318)	(903)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,353)	(5,181)	(20,964)
CASH AND CASH EQUIVALENTS, beginning of fiscal year	22,588	27,769	48,733

CASH AND CASH EQUIVALENTS, end of fiscal year	$6,235	$22,588	$27,769

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$6,405	$6,328	$5,660
Cash paid for income taxes	$431	$888	$785

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Property, equipment, and intangible asset purchases accrued at end of period	$356	$475	$720
Capital lease transactions for property, equipment, and intangible assets	$—	$1,057	$1,228

See Notes to Consolidated Financial Statements.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Pacific Sunwear of California, Inc. (together with its wholly-owned subsidiaries, the “Company” or “PacSun”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. It operates a nationwide, primarily mall-based chain of retail stores under the names “Pacific Sunwear” and “PacSun.” In addition, the Company operates an e-commerce website at www.pacsun.com which sells PacSun merchandise online, provides content and community for its target customers and provides information about the Company. The Company, a California corporation, was incorporated in August 1982. As of January 30, 2016, the Company leased and operated 601 stores in each of the 50 states and Puerto Rico.

Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The results of continuing operations for all periods presented in these consolidated financial statements exclude the financial impact of discontinued operations. See Note 15, “Discontinued Operations” for further discussion related to discontinued operations presentation.

Principles of Consolidation and Financial Reporting Period

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (Pacific Sunwear Stores Corp., a California corporation (“PacSun Stores”) and Miraloma Borrower Corporation, a Delaware corporation (“Miraloma”)). All intercompany transactions have been eliminated in consolidation.

The Company’s fiscal year is the 52- or 53-week period ending on the Saturday closest to January 31st. Fiscal year-end dates for all periods presented or discussed herein are as follows:

Fiscal Year	Year-End Date	# of Weeks
2015	January 30, 2016	52
2014	January 31, 2015	52
2013	February 1, 2014	52

All references herein to “fiscal 2015”, represent the results of the 52-week fiscal year ended January 30, 2016; to “fiscal 2014”, represent the results of the 52-week fiscal year ended January 31, 2015; and to “fiscal 2013”, represent the results of the 52-week fiscal year ended February 1, 2014. In addition, all references herein to “fiscal 2016”, represent the 52-week fiscal year that will end on January 28, 2017.

Liquidity, Going Concern, and Voluntary Reorganization Under Chapter 11

For the fiscal 2015 period, the Company’s operating results included declining comparable store net sales and gross margins, losses from operations of $18.0 million, as compared to losses of $15.1 million for the same period a year ago, and cash flows used in operations of $15.1 million, as compared to cash flows provided by operations of $10.7 million for the same period a year ago. As of January 30, 2016, the Company had cash and cash equivalents of $6.2 million and borrowings of $18 million under its $100 million revolving credit facility (the “Wells Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”), which is scheduled to mature on December 7, 2016. The Company also has a $60 million term loan with an affiliate of Golden Gate Capital (“Golden Gate”), which is scheduled to mature on December 7, 2016 (the “Term Loan”). Upon maturity of the Term Loan, $27 million of payable-in-kind (“PIK”) interest also will become due and payable. As a result of the Company’s inability to generate sufficient cash flows from operations or obtain alternate sources of financing, the Company is unable to repay the principal and PIK interest

PACIFIC SUNWEAR OF CALIFORNIA, INC.

amounts coming due on the Term Loan. Consequently, on April 7, 2016, (the “Petition Date”) PacSun and each of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Petitions”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Company’s inability to repay the outstanding indebtedness along with the Petitions raise substantial doubt about its ability to continue as a going concern.

Contemporaneously with the filing of the Petitions, the Company also entered into a Restructuring Support Agreement (the “RSA”) with PS Holdings of Delaware, LLC — Series A and PS Holdings of Delaware, LLC — Series B, in their capacities as lenders (the “Term Loan Lenders”) under the Golden Gate Credit Agreement (as defined in Note 17, “Subsequent Events”), and PS Holdings Agency Corp. in its capacity as administrative agent and collateral agent under the Golden Gate Credit Agreement (as defined in Note 17, “Subsequent Events”) (collectively, the “Consenting Term Loan Parties”), which if implemented per the terms, would provide a plan for the Debtors to emerge from bankruptcy as a going concern. The Company can offer no assurance that it will be able to continue as a going concern or obtain the Bankruptcy Court approval of its plan of reorganization. In addition, the Company can offer no assurance that it will be able to develop and successfully execute its plan of reorganization. The Plan provides for a significant reduction in the Company’s debt. The Debtors continue to operate as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court. For further information on the contemplated restructuring of the Company’s capital and debt structure in conjunction with the bankruptcy cases, see Note 17, “Subsequent Events”.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and complete the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the Bankruptcy Court’s confirmation of its Plan; to comply with the financial and other covenants contained in the debtor-in-possession financing arrangements; to successfully implement and satisfy the conditions precedent to confirmation of the Company’s Plan (including obtaining exit financing), and to maintain sufficient liquidity, among other factors.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported sales and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of 3 months or less to be cash equivalents.

Merchandise Inventories

Merchandise inventories are stated at the lower of average cost or market utilizing the retail method. At any given time, inventories include items that have been marked down to management’s best estimate of their fair market value. These estimates are based on a combination of factors, including current selling prices, current and projected inventory levels, current and projected rates of sell-through, known markdown and/or promotional events expected to create a permanent decrease in inventory value, estimated inventory shrink and aging of specific items. Allowances of approximately $10.8 million and $3.6 million have been recorded to write-down the carrying value of existing inventory at January 30, 2016 and January 31, 2015, respectively, and can vary from year to year depending on the timing and nature of markdowns.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Property and Equipment

All property and equipment are stated at cost. Depreciation is recognized on a straight-line basis over the following estimated useful lives:

Property Category	Depreciation Term
Buildings	39 years
Building improvements	Lesser of remaining estimated useful life of the building or estimated useful life of the improvement
Leasehold improvements	Lesser of remaining lease term (at inception, generally 10 years) or estimated useful life of the improvement
Furniture, fixtures and equipment	Generally 5 years (ranging from 3 to 15 years), depending on the nature of the asset

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets (or asset group) may not be recoverable. Based on management’s review of the historical operating performance, including sales trends, gross margin rates, current cash flows from operations and the projected outlook for each of the Company’s stores, the Company determines whether certain stores will be able to generate sufficient cash flows over the remaining term of the related leases to recover the Company’s investment in the respective stores. In the event that management determines it is more likely than not a store will be closed, the Company evaluates whether it is necessary to change the depreciation estimates of the related store assets. Any changes to depreciation estimates as a result of that assessment are considered for the purposes of projecting the undiscounted cash flows in conjunction with testing the related assets for recoverability. Based on the results of this analysis, the Company will record an impairment charge within selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Operations, to write-down the carrying value of its long-lived store assets to their estimated fair values. See Note 4, “Impairment of Long-Lived Assets,” for a discussion of asset impairment charges.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making such determination, the Company considers all available positive and negative evidence, including recent financial operating results, projected future taxable income, scheduled reversals of deferred tax liabilities, tax planning strategies, and the length of tax asset carryforward periods. The realization of deferred tax assets is primarily dependent upon the Company’s ability to generate sufficient future taxable earnings in certain jurisdictions. If the Company subsequently determines that the carrying value of these assets, for which a valuation allowance has been established, would be realized in the future, the value of the deferred tax assets would be increased by reducing the valuation allowance, thereby increasing net income in the period when that determination was made. See Note 10, “Income Taxes,” for further discussion regarding the realizability of the Company’s deferred tax assets and assessment of a need for a valuation allowance.

The Company accounts for uncertain tax positions in accordance with authoritative guidance for income taxes. This guidance prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax return. The literature also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Insurance Reserves

The Company uses a combination of third-party insurance and self-insurance for workers’ compensation, employee medical and general liability insurance. For each type of insurance, the Company has defined stop-loss or deductible provisions that limit the Company’s maximum exposure to claims. The Company maintains reserves for estimated claims associated with these programs, both reported and incurred but not reported, based on historical claims experience and other estimated assumptions.

Revenue Recognition

Sales are recognized upon purchase by customers at the Company’s retail store locations or upon delivery to and acceptance by the customer for orders placed through the Company’s website. The Company records the sale of gift cards as a current liability and recognizes a sale when a customer redeems a gift card. The amount of the gift card liability is determined taking into account the Company’s estimate of the portion of gift cards that will not be redeemed or recovered (“gift card breakage”). Gift card breakage is generally recognized as revenue after 24 months, at which time the likelihood of redemption is considered remote based on the Company’s historical redemption data. Gift card breakage has never been more than 1.0% of net sales in any fiscal year. The Company accrues for estimated sales returns by customers based on historical sales return results. Sales return accrual activity for each of the three fiscal years in the period ended January 30, 2016, is as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Beginning balance	$449	$439	$360
Provisions	16,281	15,362	15,485
Usage	(16,248)	(15,352)	(15,406)

Ending balance	$482	$449	$439

Derivative Liability

The Company’s derivative liability requires bifurcation from the debt host and is remeasured at fair value at each reporting period. Changes in the related fair value are recorded in (gain) loss on derivative liability in the Company’s accompanying Statement of Operations and Comprehensive Operations. See Note 11, “Fair Value Measurements” for further discussion.

E-commerce Shipping and Handling Revenues and Expenses

Shipping and handling revenues and expenses relate to sales activity generated from the Company’s website. Amounts charged to the Company’s e-commerce customers for shipping and handling revenues are included in net sales. Amounts paid by the Company for e-commerce shipping and handling expenses are included in cost of goods sold and encompass payments to third-party shippers and costs to store, move and prepare merchandise for shipment.

Cost of Goods Sold, including Buying, Distribution and Occupancy Costs

Cost of goods sold includes the landed cost of merchandise and all expenses incurred by the Company’s buying and distribution functions. These costs include inbound freight, purchasing and receiving costs, inspection costs, warehousing costs, depreciation, internal transfer costs, and any other costs borne by the Company’s buying department and distribution center. Occupancy costs include store rents, common area maintenance (“CAM”), as well as store expenses related to telephone service, supplies, repairs and maintenance, insurance, loss prevention, and taxes and licenses. Store rents, including CAM, were approximately $140 million, $137 million and $134 million in fiscal 2015, 2014 and 2013, respectively.

Vendor Allowances

Cash consideration received from vendors primarily includes discounts, vendor allowances and rebates. The Company recognizes cash received from vendors as a reduction in the price of the vendor’s products and, accordingly, as a reduction in cost of goods sold at the time the related inventory is sold.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Straight-Line Rent

Rent expense under the Company’s store operating leases is recognized on a straight-line basis over the original term of each store’s lease, inclusive of rent holiday periods during store construction and excluding any lease renewal options. Accordingly, the Company expenses pre-opening rent.

Deferred Lease Incentives

Amounts received from landlords to fund tenant improvements are recorded as a deferred lease incentive liability and then amortized as a credit to rent expense over the related store’s lease term.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include payroll, depreciation and amortization, advertising, credit authorization charges, expenses associated with the counting of physical inventories, and all other general and administrative expenses not directly related to merchandise or operating the Company’s stores.

Advertising Costs

Costs associated with the production or placement of advertising and other in-store visual and promotional materials, such as signage, banners, photography, design, creative talent, editing, magazine insertion fees and other costs associated with such advertising, are expensed the first time the advertising appears publicly. Advertising costs were approximately $14 million, $13 million and $12 million in each of fiscal years 2015, 2014 and 2013, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based payment arrangements, net of an estimated forfeiture rate and generally recognizes compensation cost for those shares expected to vest over the requisite service period of the award using the straight-line method of amortization. For stock options and stock appreciation rights, the Company generally determines the grant date fair value using the Black-Scholes option pricing model which requires the input of certain assumptions, including the expected life of the stock-based payment awards, stock price volatility and interest rates. For restricted stock unit valuation, the Company determines the fair value using the grant date price of the Company’s common stock.

The Company recorded non-cash, stock-based compensation in the Consolidated Statements of Operations and Comprehensive Operations for fiscal 2015, 2014 and 2013 as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Stock-based compensation expense included in cost of goods sold	$434	$372	$635
Stock-based compensation expense included in selling, general and administrative expenses	2,189	1,249	2,008

Total stock-based compensation expense	$2,623	$1,621	$2,643

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Earnings Per Share

Basic earnings per share is computed using the weighted-average number of common shares outstanding. Diluted earnings per share is computed using the weighted-average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock and nonvested restricted stock using the treasury stock method, if dilutive. In periods where a net loss is reported, incremental shares are excluded as their effect would be anti-dilutive. In such circumstances, the weighted-average number of shares outstanding in the basic and diluted earnings per common share calculations will be the same. Anti-dilutive options and nonvested shares are excluded from the computation of diluted earnings per share because either the option exercise price or the grant date fair value of the nonvested share is greater than the market price of the Company’s common stock. Anti-dilutive options and nonvested shares excluded from the diluted earnings per share calculations were as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
Anti-dilutive options and nonvested shares	498,626	3,862,004	6,558,028

Vendor and Merchandise Concentrations

In fiscal years 2015 and 2014, no individual vendor accounted for more than 10% of total net sales. In fiscal 2013, Nike, Inc. (which includes the Hurley brand) accounted for 10% of net sales. No other vendor accounted for more than 10% of total net sales in fiscal 2013.

The merchandise assortment for the Company as a percentage of net sales was as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
Men’s Apparel	46%	46%	46%
Women’s Apparel	41%	39%	39%
Accessories and Footwear	13%	15%	15%

Total	100%	100%	100%

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most of the existing revenue recognition guidance in U.S. GAAP, when it becomes effective. The FASB also issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, which defers the effective date of this guidance for all entities by one year. The new guidance is effective for periods beginning after December 15, 2017, including interim reporting periods within that reporting period. This new accounting standard permits the use of either the retrospective or cumulative effect transition method. The FASB has also issued various amendments to ASU 2014-09 through the issuance of ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”, and ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”. The Company is evaluating the effect that this new guidance and subsequent amendments will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of these standards on its ongoing financial reporting.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”, which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. ASU 2015-03 is effective for periods beginning after December 15, 2015. The Company is in the process of evaluating the impact of adopting the new standard on the consolidated financial statements.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

In August 2015, the FASB issued ASU 2015-15, “Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements”, which permits an entity to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU 2015-15 is effective for periods beginning after December 15, 2015. The Company is in the process of evaluating the impact of adopting the new standard on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Tax Assets”, which simplifies the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective in the first quarter of fiscal 2017, with early adoption permitted. The Company early adopted ASU 2015-17 prospectively during fiscal 2015. ASU 2015-17 impacted the presentation of deferred tax assets as noncurrent in the Company’s consolidated balance sheets. Prior period amounts were not retrospectively adjusted.

In February 2016, the FASB issued ASU 2016-02, “Leases (ASC 842)”. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. ASU 2016-02 is effective in the first quarter of fiscal 2019, with early adoption permitted. The new standard is expected to impact our consolidated financial statements as we conduct all of our retail sales and corporate operations in leased facilities. The Company is in the process of evaluating the impact of adopting the new standard on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. The new standard simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for periods beginning after December 15, 2016, including interim reporting periods within that reporting period, with early adoption permitted. The Company is in the process of evaluating the impact of adopting the new standard on the consolidated financial statements.

2. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	January 30, 2016	January 31, 2015
	(In thousands)
Leasehold improvements	$212,040	$211,317
Furniture, fixtures and equipment	197,046	204,638
Buildings and building improvements	40,972	40,662
Land	11,228	11,228

Total gross property and equipment	461,286	467,845
Less: Accumulated depreciation and amortization	(376,012)	(379,094)

Property and equipment, net	$85,274	$88,751

3. INTANGIBLE ASSETS, NET

The Company’s intangible assets consist of costs capitalized incurred in connection with developing or obtaining software for internal use. Costs incurred in the preliminary project stage are expensed as incurred. All direct internal and external costs incurred to develop internal use software during the development stage are capitalized and amortized using the straight-line method over a period of 5 to 10 years. Costs such as maintenance and training are expensed as incurred. The following summarizes the Company’s intangible assets:

PACIFIC SUNWEAR OF CALIFORNIA, INC.

	January 30, 2016	January 31, 2015
	(In thousands)
Internal use software costs	$53,552	$52,978
Less: Accumulated amortization	(43,088)	(41,909)

Intangible assets, net	$10,464	$11,069

The Company recorded amortization expense of $4 million during each of the fiscal years 2015, 2014 and 2013.

Based on the Company’s intangible assets as of January 30, 2016, future estimated intangible amortization expense is approximately $4.2 million in fiscal 2016, $3.5 million in fiscal 2017, $1.8 million in 2018, $0.8 million in fiscal 2019 and less than $0.1 million in fiscal 2020.

4. IMPAIRMENT OF LONG-LIVED ASSETS

The Company assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets (or asset group) may not be recoverable. Based on management’s review of the historical operating performance, including sales trends, gross margin rates, current cash flows from operations and the projected outlook for each of the Company’s stores, the Company determined that certain stores would not be able to generate sufficient cash flows over the remaining term of the related leases to recover the Company’s investment in the respective stores. In the event that management determines it is more likely than not a store will be closed, the Company evaluates whether it is necessary to change the depreciation estimates of the related store assets. Any changes to depreciation estimates as a result of that assessment are considered for the purposes of projecting the undiscounted cash flows in conjunction with testing the related assets for recoverability. The Company recorded the following non-cash impairment charges related to its retail stores within the accompanying Consolidated Statements of Operations and Comprehensive Operations, to write-down the carrying value of its long-lived store assets to their estimated fair values.

	Fiscal Year Ended
	(In thousands)
	January 30, 2016	January 31, 2015	February 1, 2014
Impairment charges from continuing operations	$1,940	$2,244	$3,190
Impairment charges from discontinued operations	—	—	14

Total impairment charges	$1,940	$2,244	$3,204

	January 30, 2016	January 31, 2015
	(In thousands, except number of stores)
Carrying value of assets tested for impairment	$1,921	$1,115

Carrying value of assets with impairment	$1,020	$291

Fair value of assets impaired	$60	$87

Number of stores tested for impairment	61	41

Number of stores with impairment	10	8

The long-lived assets disclosed above that were written down to their respective fair values consisted primarily of leasehold improvements, furniture, fixtures and equipment. The Company recognized impairment charges of $1.9 million, $2.2 million and $3.2 million, during the fiscal years ended January 30, 2016, January 31, 2015 and February 1, 2014, respectively.

The increase in the number of stores tested for impairment year-over-year was primarily related to the Company’s continued decline in the financial performance of its operating store base. Based on historical operating performance and the projected outlook for a subset of the stores tested for impairment as of January 30, 2016, the Company believes that the remaining asset value of approximately $0.1 million, is recoverable.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

During fiscal 2014, the Company determined that certain software previously capitalized for internal use was abandoned. As a result, the Company recorded an impairment charge of $1.1 million and accrued approximately $0.4 million related to future software maintenance costs.

5. OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following:

	January 30, 2016	January 31, 2015
	(In thousands)
Accrued compensation and benefits	$9,312	$12,528
Accrued gift cards	9,087	8,905
Sales taxes payable	4,110	3,720
Other	17,169	22,489

Total other current liabilities	$39,678	$47,642

6. CREDIT FACILITY

On December 7, 2011, the Company entered into a new five-year, $100 million revolving credit facility with Wells Fargo Bank, N.A (the “Wells Credit Facility”). Borrowings under the Wells Credit Facility bear interest at a floating rate (as defined in the Wells Credit Facility), 2.43% as of January 30, 2016, which, at the Company’s option, may be determined by reference to a London Interbank Offered Rate (“LIBOR Rate”) or a Base Rate. Extensions of credit under the Wells Credit Facility are limited to a borrowing base consisting of specified percentages of eligible categories of assets, which is primarily eligible inventory that is subject to seasonal fluctuations. The Wells Credit Facility is available for direct borrowings and allows for the issuance of letters of credit, and up to $12.5 million is available for swing-line loans. The Wells Credit Facility is secured by liens and security interests with (a) a first priority security interest in the current and certain related assets of the Company including cash, cash equivalents, deposit accounts, securities accounts, credit card receivables and inventory, and (b) a second priority security interest in all assets and properties of the Company that are not secured by a first lien and security interest. The Wells Credit Facility also contains covenants that, subject to specified exceptions, restrict the Company’s ability to, among other things, incur additional indebtedness, incur liens, liquidate or dissolve, sell, transfer, lease or dispose of assets, or make loans, investments or guarantees. The Wells Credit Facility is scheduled to mature on December 7, 2016. As of January 30, 2016, the Company had $18 million of direct borrowings and $13 million in letters of credit outstanding under the Wells Credit Facility. The remaining availability under the Wells Credit Facility at January 30, 2016 was $17 million.

Voluntary Reorganization Under Chapter 11

The filing of the Petitions on April 7, 2016 constituted an event of default under the Wells Credit Facility. As a result, all commitments under the Wells Credit Facility terminated, and the unpaid principal amount of all outstanding loans and all interest and other amounts thereon became immediately due and payable. Notwithstanding the foregoing, the filing of a petition under the Bankruptcy Code results in the automatic stay of virtually all actions of creditors to collect pre-petition debts, until such time the stay is modified or removed. For further information on the contemplated restructuring of the Company’s capital and debt structure in conjunction with the Petitions, see Note 17, “Subsequent Events”.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

7. DEBT

Term Loan

On December 7, 2011, the Company obtained a $60 million term loan funded by an affiliate of Golden Gate Capital (the “Term Loan”). The Term Loan bears interest at a rate of 5.5% per annum to be paid in cash, due and payable quarterly in arrears, and 7.5% per annum, due and payable-in-kind (“PIK”) annually in arrears, with such PIK interest then due and payable being added to the outstanding principal balance of the Term Loan at the end of each fiscal year, and with adjustments to the cash and PIK portion of the interest rate in accordance with the Term Loan agreement, following principal prepayments. During fiscal 2015, the Company recorded $10 million of interest expense related to the Term Loan, including approximately $6 million of accrued PIK interest. In fiscal 2014, the Company recorded $9 million of interest expense, including approximately $5 million of accrued PIK interest, related to the Term Loan. Annual interest related to the Term Loan for fiscal 2016 is expected to be approximately $9 million, including approximately $5 million of accrued PIK interest. In addition, the Term Loan is guaranteed by each of the Company’s subsidiaries and will be guaranteed by any future domestic subsidiaries of the Company. The Term Loan is secured by liens and security interests with (a) a first priority security interest in all long-term assets of the Company and PacSun Stores and all other assets not subject to a first lien and security interest pursuant to the Wells Credit Facility, (b) a first priority pledge of the equity interests of Miraloma and (c) a second priority security interest in all assets of the Company and PacSun Stores subject to a first lien and security interest pursuant to the Wells Credit Facility. The Term Loan also contains covenants substantially identical to those in the Wells Credit Facility. The principal balance and any unpaid interest related to the Term Loan is due on December 7, 2016.

Voluntary Reorganization Under Chapter 11

The filing of the Petitions on April 7, 2016 constituted an event of default pursuant to the terms of the Term Loan. As a result, the unpaid principal amount of the Term Loan under the Term Loan Agreement and all interest (including payable-in-kind interest) and other amounts thereon became immediately due and payable. Notwithstanding the foregoing, the filing of a petition under the Bankruptcy Code results in the automatic stay of virtually all actions of creditors to collect pre-petition debts, until such time the stay is modified or removed. For further information on the contemplated restructuring of the Company’s capital and debt structure in conjunction with the Petitions, see Note 17, “Subsequent Events”.

Mortgage Debt

On August 20, 2010, the Company, through its wholly-owned subsidiaries, Miraloma and PacSun Stores, executed two promissory notes pursuant to which borrowings in an aggregate amount of $29.8 million from American National Insurance Company (“ANICO”) were incurred. The principal and interest payments are based on a 25-year amortization schedule, with the remaining principal balances and any accrued and unpaid interest due on September 1, 2017.

The original note executed by Miraloma (the “Miraloma Note”) is secured by a deed of trust on the building and land comprising the Company’s principal executive offices in Anaheim, California and is non-recourse to the Company. The Miraloma Note does not contain any financial covenants. In connection with this transaction, the Company transferred the building and related land securing the Miraloma Note to Miraloma and entered into a lease for the building and land with Miraloma. The original note executed by PacSun Stores (the “PacSun Stores Note”) is secured by a mortgage on the Company’s leasehold interest in the building and land comprising the Company’s distribution center in Olathe, Kansas, and is unconditionally guaranteed by the Company. The PacSun Stores Note does not contain any financial covenants.

On July 1, 2014, the Company modified certain terms associated with the Miraloma Note and the PacSun Stores Note. The note modification executed by Miraloma (the “New Miraloma Note”) (i) provided for an additional advance of $0.3 million to fund the payment of fees, commissions and expenses incurred by the Company in connection with the New Miraloma Note, resulting in a new principal balance of $15.9 million; (ii) extended the maturity date of the New Miraloma Note to July 1, 2021; (iii) reduced the interest rate to 5.25% per annum; and (iv) provided that the New Miraloma Note may not be prepaid prior to July 1, 2017 and thereafter may be prepaid only upon payment of prepayment fees pursuant to a schedule set forth in the New Miraloma Note. The amended note executed by PacSun Stores (the “New PacSun Stores Note”) (i) provided for an additional advance of $0.2 million to fund the payment of fees, commissions and expenses incurred by the Company in connection with the New PacSun Stores Note, resulting in a new principal balance of $12.3 million; (ii) extended the maturity date of the New PacSun Stores Note to July 1, 2021; (iii) reduced the interest rate to 5.25% per annum; and (iv) provided that the New PacSun Stores Note may not be prepaid prior to July 1, 2017 and thereafter may be prepaid only upon payment of prepayment fees pursuant to a schedule set forth in the New PacSun Stores Note.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Voluntary Reorganization Under Chapter 11

The filing of the Petitions on April 7, 2016 constituted events of default under both the New Miraloma Note and the New PacSun Stores Note. As a result, the holder of the New Miraloma Note and the New PacSun Stores Note could have declared the entire principal (including any accrued but unpaid interest thereon) immediately due and payable. Notwithstanding the foregoing, the filing of a petition under the Bankruptcy Code results in the automatic stay of virtually all actions of creditors to collect pre-petition debts, until such time the stay is modified or removed. For further information on the contemplated restructuring of the Company’s capital and debt structure in conjunction with the Petitions, see Note 17, “Subsequent Events”.

As of January 30, 2016, the remaining aggregate principal payments due under the Term Loan and the Mortgage Debt are as follows:

	Fiscal Year
	2016	2017	2018	2019	Thereafter	Total
Mortgage Debt	$570	$600	$633	$666	$24,917	$27,386
Term Loan (1)	81,358	—	—	—	—	81,358

Total	$81,928	$600	$633	$666	$24,917	$108,744

		Less: Term Loan discount				(4,554)
		Less: current portion of long-term debt				(77,373)

		Total long-term debt				$26,817

(1)	Upon maturity of the Term Loan, $26.7 million of PIK interest will become due and payable, of which $21.4 million is included in the Term Loan as of January 30, 2016.

The Company recorded interest expense of approximately $17 million, $16 million and $14 million during fiscal 2015, 2014 and 2013, respectively.

8. INDUSTRIAL REVENUE BOND TRANSACTION — OLATHE, KANSAS

On July 17, 2007, PacSun Stores completed an industrial revenue bond financing transaction with the city of Olathe, Kansas (the “City”) that will provide property tax savings for 10 years on the Company’s distribution center located in the City. In the transaction, the City purchased the land and building from PacSun Stores through the issuance to PacSun Stores of approximately $23 million in industrial revenue bonds due January 1, 2018 (“Bonds”) and contemporaneously leased the land and building to PacSun Stores for an identical term. PacSun Stores can call the Bonds at any time it chooses, but would lose its property tax benefit in the event this transaction was to be canceled. In the Company’s consolidated balance sheets, the land and building remain a component of property and equipment, the investment in the Bonds is included in other assets, and the related long-term lease obligation is included in other long-term liabilities.

PacSun Stores, as holder of the Bonds, is due interest at 7% per annum with interest payable semi-annually in arrears on January 1 and July 1. This interest income is directly offset by the interest-only lease payments on the distribution center, which are due at the same time and in the same amount as the interest income. Both the Bonds and the corresponding lease have 10-year terms. If, at any time, PacSun Stores chooses to call the Bonds, the proceeds from the Bonds would be required to immediately terminate the lease. PacSun Stores’ intention is to maintain the property tax benefit related to the Olathe facility. Accordingly, both the Bonds and the lease are classified as long-term due to PacSun Stores’ intent to hold the Bonds until maturity and the structure of the lease, which includes a balloon principal payment and bargain purchase requirement at the end of the lease term.

9. SHAREHOLDERS’ DEFICIT

Voluntary Reorganization Under Chapter 11

If the Plan is consummated, all of the Company’s existing equity securities, including stock-based compensation awards, will be cancelled and extinguished without the holders receiving any distribution thereon. In addition, pursuant to the Plan, new common shares will be issued to affiliates of Golden Gate Capital, the holders of the Term Loan. For further information on the contemplated restructuring of the Company’s capital and debt structure in conjunction with the Petitions, see Note 17, “Subsequent Events”.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Preferred Stock

In conjunction with the Term Loan, the Company issued convertible series B preferred stock (the “Series B Preferred”) to an affiliate of Golden Gate Capital which, based on the initial conversion ratio, gives that affiliate the right to purchase up to 13.5 million shares of the Company’s common stock. The Series B Preferred shares have an exercise price initially equal to $1.75 per share of the Company’s underlying common stock. The initial holder of the Series B Preferred is entitled to customary registration rights with respect to the underlying common stock. See Note 11, “Fair Value Measurements — Recurring Fair Value Measurements” for further discussion on the accounting treatment of the Series B Preferred.

Shareholder Protection Rights Plan

On March 22, 2013, the Company’s Board of Directors adopted a Shareholder Protection Rights Agreement (the “New Rights Plan”) and declared a dividend of one preferred share purchase right (a “Right”) on each outstanding share of common stock, par value $0.01 per share. The New Rights Plan replaces the previous Shareholder Protection Rights Agreement that was adopted on December 7, 2011, which was amended to expire upon adoption of the New Rights Plan. The dividend was paid to shareholders of record on April 1, 2013, upon certification by the Nasdaq Global Select Market to the SEC that the Rights were approved for listing. The New Rights Plan was approved by the Company’s shareholders at the 2013 annual meeting of shareholders.

If any person or group acquires between 20% and 50% of the Company’s common stock, the Board of Directors may, at its option, exchange one share of the Company’s common stock for each Right. Under the New Rights Plan, among other things, a person or group which acquires 20% or more of the common stock of the Company will trigger the ability of the shareholders (other than the 20% holder) to exercise the Rights for an exercise price of $10.00 per Right (subject to certain adjustments from time to time) and to purchase a number of shares of common stock with a market value of twice the exercise price of the Rights exercised. The Rights are redeemable at any time by the Company at $0.01 per Right. In addition to the Board of Directors’ redemption, in connection with a “Qualified Offer” (as defined in the New Rights Plan), holders of 10% of the common stock of the Company then outstanding (excluding shares held by the offeror and its affiliates and associates), upon providing proper written notice, may direct the Board of Directors to call a special meeting of shareholders for the purposes of voting on a resolution authorizing the redemption of the Rights pursuant to the provisions of the New Rights Plan. Such meeting must be held on or prior to the 90th business day following the Company’s receipt of such written notice. The New Rights Plan expired on March 22, 2016.

Stock-Based Compensation

The Company maintains three stock-based incentive plans: (1) the 2005 Performance Incentive Plan (the “2005 Plan”), the 2015 Long-Term Incentive Plan (the “2015 Plan”) and (2) the amended and restated Employee Stock Purchase Plan (the “ESPP”).

The types of awards that could be granted under the 2005 Plan included stock options, stock appreciation rights, restricted stock, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock. Persons eligible to receive awards under the 2005 Plan included officers or employees of the Company or any of its subsidiaries, directors of the Company and certain consultants and advisors to the Company or any of its subsidiaries. The vesting of awards under the 2005 Plan was determined at the date of grant. Each award expires on a date determined at the date of grant; however, the maximum term of options and stock appreciation rights under the 2005 Plan is ten years after the grant date of the award. The 2005 Plan expired on March 22, 2015. Therefore, as of October 31, 2015, there were no remaining shares of the Company’s common stock available for award grants under the 2005 Plan.

On March 19, 2015, the Board of Directors approved the 2015 Plan to replace the expiring 2005 Plan. On June 4, 2015, the 2015 Plan was approved by the Company’s shareholders. Initially, 7.0 million shares were available for grants under the 2015 Plan. The types of awards that can be granted under the 2015 Plan include stock options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock. Persons eligible to receive awards under the 2015 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company and certain consultants and advisors to the Company or any of its subsidiaries. The vesting of awards under the 2015 Plan are determined at the date of grant. Each award expires on a date determined at the date of grant; however, the maximum term of options and stock appreciation rights under the 2015 Plan is ten years after the grant date of the award. Any shares subject to awards under prior stock plans that are canceled, forfeited or otherwise terminated without having vested or been exercised, will become available for future award grants under the 2015 Plan. As of January 30, 2016, there were 5.7 million shares of the Company’s common stock available for award grants under the 2015 Plan.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

The Company accounts for stock-based compensation expense in accordance with ASC Topic 718, “Stock Compensation” (“ASC 718”). The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of its stock options. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense to be recognized during the vesting period. The expected term of options granted is derived primarily from historical data on employee exercises adjusted for expected changes to option terms, if any. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based primarily on the historical volatility of the Company’s common stock. The Company records stock-based compensation expense using the straight-line method over the vesting period, which is generally three to four years. The Company’s stock-based awards generally begin vesting one year after the grant date and, for stock options, expire in seven to ten years or three months after termination of employment with the Company. The Company’s stock-based compensation expense resulted from awards of stock options, restricted stock, and stock appreciation rights, as well as from shares issued under the ESPP.

Stock Options

The fair value of the Company’s stock-based compensation activity was determined using the following weighted-average assumptions:

	For the Fiscal Year Ended
	January 30, 2016		January 31, 2015		February 1, 2014
	Stock Options	ESPP	Stock Options	ESPP	Stock Options	ESPP
Expected life	NA	1 year	NA	1 year	NA	1 year
Expected volatility	NA	52%	NA	60%	NA	63%
Risk-free interest rate	NA	0.3%	NA	0.1%	NA	0.1%
Expected dividends	NA	$—	NA	$—	NA	$—

Under the 2005 Plan, incentive and nonqualified stock options have been granted to employees and directors to purchase common stock at prices equal to the fair value of the Company’s shares at the respective grant dates. No stock options were granted by the Company during fiscal years 2015, 2014 or 2013. A summary of stock option (incentive and nonqualified) activity for fiscal 2015 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Yrs.)	Aggregate Intrinsic Value ($000s)
Outstanding at January 31, 2015	1,913,227	$4.11
Granted	—	—
Exercised	—	—
Forfeited or expired	(178,726)	7.18

Outstanding at January 30, 2016	1,734,501	$3.79	0.75	$—

Vested and expected to vest at January 30, 2016	1,734,442	$3.79	0.75	$—

Exercisable at January 30, 2016	1,732,566	$3.79	0.74	$—

At January 30, 2016, incentive and nonqualified options to purchase 1,734,501 shares were outstanding and 5,675,995 shares were available for future grant under the Company’s stock compensation plans. In each of fiscal 2015, 2014 and 2013, the Company did not recognize tax benefits related to stock-based compensation due to a full valuation allowance against various deferred tax assets. See “Income Taxes” in Notes 1 and 10 for further discussion regarding the realizability of the Company’s deferred tax assets and its assessment of a need for a valuation allowance.

There were no stock options exercised during fiscal 2015, and there were 1,500 and 10,375 stock options exercised during fiscal 2014 and 2013, respectively. The total intrinsic value of options exercised during fiscal years 2014 and 2013 was immaterial.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Restricted Stock Awards

A summary of service-based restricted stock awards activity under the 2005 Plan and 2015 Plan for fiscal 2015 is presented in the following table. Except as described below, such restricted stock awards contain a service-based restriction as to vesting. These awards generally vest over 4 years with 25% of the grant vesting each year on the anniversary of the grant date.

	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at January 31, 2015	964,001	$1.99
Granted	3,905,000	2.09
Vested	(421,731)	2.08
Forfeited	(293,039)	1.93

Outstanding at January 30, 2016	4,154,231	$2.08

The weighted-average grant-date fair value per share of service-based restricted stock awards granted during each of fiscal 2015, 2014 and 2013 was $2.08, $1.90 and $2.53, respectively. The total fair value of awards vested during fiscal 2015, 2014 and 2013 was $1.0 million, $1.3 million and $1.2 million, respectively.

Performance-Based Restricted Stock Awards

During fiscal 2012, the Company granted 675,000 performance-based restricted stock awards which only vest upon the achievement of certain financial targets. The weighted-average grant-date fair value per share of performance-based restricted stock awards granted during fiscal 2012 was $1.77. During fiscal 2015, 200,000 shares with a fair value totaling $0.6 million vested as a result of the Company achieving certain financial targets in fiscal 2014.

There were no performance-based restricted stock awards granted in fiscal 2015, 2014 or 2013.

Restricted Stock Units

A summary of restricted stock units activity under the 2005 Plan and 2015 Plan for fiscal 2015 is presented below. Restricted stock units contain a service-based restriction as to vesting. These awards generally vest 100% on the first anniversary of the grant date.

	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at January 31, 2015	150,000	$2.25
Granted	125,000	1.42
Vested	(150,000)	2.25
Forfeited	—	—

Outstanding at January 30, 2016	125,000	$1.42

The weighted-average grant-date fair value per share of restricted stock units granted during each of fiscal 2015, 2014 and 2013 was $1.42, $2.25 and $3.47, respectively. The total fair value of the restricted stock units vested during each of fiscal 2015, 2014 and 2013 was $0.2 million, $0.3 million, and $0.4 million, respectively.

Stock-based compensation expense recognized related to nonvested stock options, restricted stock awards and restricted stock units during fiscal 2015, 2014 and 2013, was $2.6 million, $1.6 million and $2.6 million, respectively. At January 30, 2016, the Company had approximately $5.4 million of compensation cost related to nonvested stock options, service-based restricted stock awards, performance-based restricted stock awards, and restricted stock units expected to be recognized over a weighted-average period of approximately 2.9 years.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Employee Stock Purchase Plan (“ESPP”)

The Company’s ESPP provides a method for Company employees to voluntarily purchase Company common stock at a 10% discount from fair market value as of the beginning or the end of each purchasing period, whichever is lower. Historically, the Company’s purchase period has been equal to six months; however, following the June 2013 ESPP purchase, the Compensation Committee of the Board of Directors of the Company changed the purchase period to one year. The ESPP covers substantially all employees who have three months of service with the Company, excluding senior executives. The ESPP is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. On March 20, 2014, the Board of Directors approved an amendment to the ESPP to increase the number of authorized shares thereunder from 2.1 million shares to 2.5 million shares. Such amendment was approved by the shareholders at the 2014 annual meeting of shareholders.

The Company recognized compensation expense related to the ESPP of $0.1 million in each of fiscal 2015, 2014 and 2013. During fiscal 2015, 2014 and 2013, the Company issued 294,743, 174,335 and 149,398 shares at an average price of $1.03, $2.14 and $1.50, respectively, under the ESPP.

The Company’s Board of Directors terminated the ESPP on March 17, 2016.

10. INCOME TAXES

The components of income tax expense for the fiscal periods presented are as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Current income taxes:
Federal	$—	$—	$—
State	585	387	949

Total current	585	387	949
Deferred income taxes:
Federal	—	—	—
State	326	340	(152)

Total deferred	326	340	(152)

Total income tax expense	$911	$727	$797

In fiscals years 2015 and 2014, there were no material tax benefits from uncertain tax positions. In fiscal 2013 there were tax benefits from uncertain tax positions of approximately $0.3 million.

A reconciliation of income tax expense to the amount of income tax expense that would result from applying the federal statutory rate to loss from continuing operations before income taxes for the fiscal periods presented was as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Benefit for income taxes at statutory rate	$(2,647)	$(10,020)	$(16,163)
State income taxes, net of federal income tax benefit	(300)	(249)	(363)
Valuation allowance	11,886	11,670	13,271
Derivative liability	(9,698)	(795)	3,723
Other	1,670	121	329

Total income tax expense	$911	$727	$797

PACIFIC SUNWEAR OF CALIFORNIA, INC.

The major components of the Company’s overall net deferred tax asset of approximately $3.3 million and $3.7 million at January 30, 2016 and January 31, 2015 respectively, were as follows:

	January 30, 2016	January 31, 2015
	(In thousands)
Current net deferred tax asset	$—	$5,933
Noncurrent net deferred tax asset	165,615	148,132

	165,615	154,065
Valuation allowance	(162,271)	(150,395)

Total net deferred tax asset	$3,344	$3,670

Deferred tax assets:
Net operating loss and tax credit carryforwards	$146,461	$134,637
Deferred lease incentives	5,481	4,546
Deferred rent	5,906	6,172
Deferred and stock-based compensation	5,404	5,050
Inventory cost capitalization	3,083	2,683
Other	4,127	5,798

	170,462	158,886
Deferred tax liabilities:
Depreciation and amortization	$(1,633)	$(1,073)
Prepaid expenses	(2,045)	(2,464)
State income taxes	(1,169)	(1,284)

	(4,847)	(4,821)

Net deferred taxes before valuation allowance	165,615	154,065
Less: valuation allowance	(162,271)	(150,395)

Total net deferred tax asset	$3,344	$3,670

In accordance with ASC 740, “Income Taxes” (“ASC 740”), and as a result of continued pre-tax operating losses, a full valuation allowance was established by the Company during fiscal 2009 and continues to be maintained on all federal and the majority of state and local jurisdiction net deferred tax assets. The Company has discontinued recognizing income tax benefits until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As of the year ended January 30, 2016, the Company did not record a valuation allowance against various deferred tax assets related to separate filing jurisdictions of $3.3 million as the Company concluded it is more likely than not these deferred tax assets will be utilized before expiration. As of the year ended January 30, 2016, federal valuation allowances and state valuation allowances against deferred tax assets were $136.4 million and $25.9 million, respectively.

As of January 30, 2016, the Company had tax effected federal net operating losses (“NOLs”) of approximately $120.0 million available to offset future federal taxable income. In addition, as of January 30, 2016 the Company had tax effected state NOLs of approximately $20.9 million available to offset future state taxable income. Federal and state NOLs will expire at various times and in varying amounts in the Company’s fiscal tax years 2016 through 2035. The Company also had federal and state credit carryforwards of approximately $0.8 million and $4.8 million, respectively. The Company’s federal and state credit carryforwards will begin to expire in 2029 and 2017, respectively.

The Company continues to monitor whether an ownership change has occurred under Internal Revenue Code Section 382 (“Section 382”). Based on available information at the reporting date, the Company believes it has not experienced an ownership change through the year ended January 30, 2016. The determination of whether or not an ownership change under Section 382 has occurred requires the Company to evaluate certain acquisitions and dispositions of ownership interests over a rolling three-year period. As a result, future acquisitions and dispositions, and reorganization under Chapter 11 of the Bankruptcy Code (as defined in Note 17, “Subsequent Events”), could result in an ownership change of the Company under Section 382. If an ownership change were to occur, the Company’s ability to utilize federal net operating loss carryforwards could be significantly limited.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

On November 20, 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The new accounting guidance is effective for annual reporting periods beginning after December 31, 2016 and interim periods therein. Early adoption is permitted as of the beginning of interim or annual reporting periods. The Company early adopted the standard during fiscal 2015 and no adjustment was made to prior periods.

As of January 30, 2016 and January 31, 2015, there were no material unrecognized income tax benefits accounted for under ASC 740 and no material unrecognized tax benefits that would, if recognized, favorably affect the Company’s effective income tax rate in any future periods. The Company does not anticipate that total unrecognized tax benefits will change significantly in the next twelve months.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (including interest and penalties) at January 30, 2016, January 31, 2015, and February 1, 2014:

	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Unrecognized tax benefits, opening balance	$1	$11	$324
Gross increases — tax positions in prior period	—	—	—
Gross decreases — tax positions in prior period	—	(10)	(128)
Settlements	(1)	—	(185)
Lapse of statute of limitations	—	—	—

Unrecognized tax benefits, ending balance	$—	$1	$11

Estimated interest and penalties related to the underpayment of income taxes are included in income tax expense and were not material as of January 30, 2016, January 31, 2015 and February 1, 2014, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and multiple other state and local jurisdictions. The Company is no longer subject to U.S. federal examinations for years prior to 2012 and, with few exceptions, is no longer subject to state and local examinations for years before 2011.

11. FAIR VALUE MEASUREMENTS

The Company measures its financial assets and liabilities at fair value on a recurring basis and measures its nonfinancial assets and liabilities at fair value as required or permitted.

Fair value is defined as the price that would be received pursuant to the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. In order to determine the fair value of certain assets and liabilities, the Company applies the three-level hierarchy of valuation techniques based upon whether the inputs reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the Company’s assumptions of market participant valuation (unobservable inputs) and requires the use of observable inputs if such data is available without undue cost and effort. The hierarchy is as follows:

•	Level 1 — quoted prices for identical instruments in active markets.

•	Level 2 — inputs other than Level 1 inputs, which are observable either directly or indirectly.

•	Level 3 — unobservable inputs.

Level 3 assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may result in a significantly lower or higher fair value measurement.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Recurring Fair Value Measurements

Derivative Liability

The Series B Preferred shares are required to be measured at fair value each reporting period. The fair value of the Series B Preferred shares was estimated using an option-pricing model that requires Level 3 inputs, which are highly subjective and determined using the following significant assumptions:

	January 30, 2016	January 31, 2015	February 1, 2014
Stock price	$0.23	$2.75	$2.88
Conversion price	$1.75	$1.75	$1.75
Expected volatility	72%	77%	73%
Expected term (in years)	5.9	6.9	7.9
Risk free interest rate	1.50%	1.49%	2.40%
Expected dividends	$—	$—	$—

The following table presents the activity recorded for the derivative liability during the fiscal periods as follows:

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
	(In thousands)
Beginning balance	$28,448	$30,720	$20,082
(Gain) loss on change in fair value	(27,708)	(2,272)	10,638

Ending balance	$740	$28,448	$30,720

Changes in the fair value of the derivative liability are included in (gain) loss on derivative liability in the accompanying Consolidated Statements of Operations and Comprehensive Operations.

Non-Recurring Fair Value Measurements

On a non-recurring basis, using a discounted cash flow model, the Company measures certain of its long-lived assets at fair value based on Level 3 inputs including, but not limited to, moderate comparable store sales and margin growth, projected operating costs based primarily on historical trends, and an estimated weighted-average cost of capital rate. During fiscal 2015, 2014 and 2013 the Company recorded $1.9 million, $2.2 million and $3.2 million of store impairment charges in the accompanying Consolidated Statements of Operations and Comprehensive Operations. During fiscal 2014, the Company determined that certain software previously capitalized for internal use was abandoned, and as a result, the Company recorded an impairment charge of $1.1 million.

Fair Value of Other Financial Instruments

The provisions of ASC 825, “Financial Instruments” (“ASC 825”), provide companies with an option to report selected financial assets and liabilities at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company has not elected to apply the fair value option to any specific financial assets or liabilities.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

The table below details the fair values and carrying values for mortgage debt and the components of long-term debt as of January 30, 2016, and January 31, 2015. The Company uses a discounted cash flow model to estimate the fair value of its debt for each reporting period, which contains certain Level 3 inputs, including but not limited to current market interest rates for similar long-term obligations. These fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of these financial instruments or amounts that may be realized as a result of the Company’s plan of reorganization (as discussed further in Note 17, “Subsequent Events”).

	January 30, 2016
	Carrying Value	Fair Value
	(In thousands)
Mortgage Debt	$27,386	$26,387
Term Loan	81,358	80,552
Term Loan discount	(4,554)	(4,554)

	$104,190	$102,385

	January 31, 2015
	Carrying Value	Fair Value
	(In thousands)
Mortgage Debt	$27,928	$26,938
Term Loan	75,623	74,706
Term Loan discount	(8,586)	(8,586)

	$94,965	$93,058

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, approximated fair value due to their short maturities. The fair value of long-term debt is estimated based on discounting future cash flows utilizing current rates for debt of a similar type and remaining maturity.

12. COMMITMENTS AND CONTINGENCIES

Voluntary Reorganization Under Chapter 11

As a result of the filings of the Petitions, any attempts to collect, secure, or enforce remedies with respect to pre-petition claims against the Company are subject to the automatic stay provisions of section 362 of the Bankruptcy Code, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on pre-petition claims against the Debtors.

During the course of the Bankruptcy Cases, the Company has evaluated, and will continue to evaluate, the potential assumption, rejection or amendments and assumptions thereof of its executory contracts and unexpired leases. However, no such actions are reflected in the future operating lease obligations below.

Operating Leases

The Company leases its retail stores and certain equipment under operating lease agreements expiring at various dates through January 2026. Many of its retail store leases require the Company to pay CAM charges, insurance, property taxes and percentage rent ranging from 2% to 20% when sales volumes exceed certain minimum sales levels. The initial terms of such leases are typically 8 to 10 years, some of which contain renewal options exercisable at the Company’s discretion. Most leases also contain rent escalation clauses that come into effect at various times throughout the lease term. Rent expense is recorded under the straight-line method over the life of the lease. Other rent escalation clauses can take effect based on changes in primary mall tenants throughout the term of a given lease. Many leases also contain cancellation or kick-out clauses in the Company’s favor that relieve the Company of any future obligation under a lease if specified criteria are met. These cancellation provisions typically apply if annual store sales levels do not exceed certain amounts or mall occupancy targets are not achieved within the first 36 months of the lease. Generally, the Company is not required to make payments to landlords in order to exercise its cancellation rights under these provisions. The Wells Credit Facility and Term Loan did not preclude the transfer or disposal of assets related to the stores the Company closed by the end of fiscal 2015. None of the Company’s retail store leases contain purchase options.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

As of January 30, 2016, minimum future rental commitments under non-cancelable operating leases were as follows (in thousands):

Fiscal year ending:
January 30, 2016	$76,943
January 28, 2017	69,901
February 3, 2018	57,967
February 2, 2019	44,550
February 1, 2020	33,456
Thereafter	77,673

Total future operating lease commitments	$360,490

The table above does not include CAM charges, which are also a required contractual obligation under many of the Company’s store operating leases. In many of the Company’s leases, CAM charges are not fixed and can fluctuate significantly from year to year for any particular store. Store rents, including CAM, were approximately $140 million, $137 million and $134 million in fiscal 2015, 2014 and 2013, respectively. Of these amounts, $4 million in fiscal 2015, $5 million in fiscal 2014, and $5 million in fiscal 2013, were paid as percentage rent based on sales volume. The Company expects total CAM charges to continue to increase from year to year or as long-term leases come up for renewal at current market rates in excess of original lease terms.

Litigation

Charles Pfeiffer, individually and on behalf of other aggrieved employees vs. Pacific Sunwear of California, Inc. and Pacific Sunwear Stores Corp., Superior Court of California, County of Riverside, Case No. 1100527. On January 13, 2011, the plaintiff in this matter filed a lawsuit against the Company under California’s private attorney general act alleging violations of California’s wage and hour, overtime, meal break and rest break rules and regulations, among other things. The complaint seeks an unspecified amount of damages and penalties. The Company has filed an answer denying all allegations regarding the plaintiff’s claims and asserting various defenses. The Company is currently in the discovery phase of this case. As the ultimate outcome of this matter is uncertain, no amounts have been accrued by the Company as of the date of this report. Depending on the actual outcome of this case, provisions could be recorded in the future which may have a material adverse effect on the Company’s operating results. As a result of the filing of the Petitions, this case is stayed pursuant to the automatic stay provisions of Section 362 of the Bankruptcy Code.

Tamara Beeney, individually and on behalf of other members of the general public similarly situated vs. Pacific Sunwear of California, Inc. and Pacific Sunwear Stores Corporation, Superior Court of California, County of Orange, Case No. 30-2011-00459346-CU-OE-CXC. On March 18, 2011, the plaintiff in this matter filed a putative class action lawsuit against the Company alleging violations of California’s wage and hour, overtime, meal break and rest break rules and regulations, among other things. The complaint seeks class certification, the appointment of the plaintiff as class representative, and an unspecified amount of damages and penalties. The Company has filed an answer denying all allegations regarding the plaintiff’s claims and asserting various defenses. On February 21, 2014, the plaintiff filed her motion to certify a class with respect to several claims. The Company’s opposition to such motion was filed on June 30, 2014 and the plaintiff’s reply to such opposition was filed on November 4, 2014. The hearing on the plaintiff’s motion was held on November 24, 2015. At such hearing, the Court certified a class with respect to two of the plaintiff’s claims and refused to certify a class with respect to the plaintiff’s three remaining claims. As the ultimate outcome of this matter is uncertain, no amounts have been accrued by the Company as of the date of this report. Depending on the actual outcome of this case, provisions could be recorded in the future which may have a material adverse effect on the Company’s operating results. As a result of the filing of the Petitions, this case is stayed pursuant to the automatic stay provisions of Section 362 of the Bankruptcy Code.

Shayna Broadstone, an individual, on behalf of herself and all others similarly situated, vs. Pacific Sunwear of California, Inc., Pacific Sunwear Stores Corp, and Does 1-100, Superior Court for the State of California, County of Los Angeles, Case No. BC594799. On September 16, 2015, the plaintiff in this matter filed a putative class action lawsuit against the Company alleging claims for four violations of California’s wage and hour rules and regulations with regard to the Company’s “on call” shifts for its retail associates. The complaint seeks class certification, appointment of the plaintiff as a class representative, and an unspecified amount of damages and penalties. The action is stayed until the date of the first status conference. The Company believes that three of the plaintiff’s four claims are barred by the relevant statutes of limitation, and that all of the claims are subject to a valid

PACIFIC SUNWEAR OF CALIFORNIA, INC.

arbitration agreement which prohibits the plaintiff from pursuing her claims on a collective basis. As the ultimate outcome of this matter is uncertain, no amounts have been accrued by the Company as of the date of this report. Depending on the actual outcome of this case, provisions could be recorded in the future which may have a material adverse effect on the Company’s operating results. As a result of the filing of the Petitions, this case is stayed pursuant to the automatic stay provisions of Section 362 of the Bankruptcy Code.

The Company is also involved from time to time in other litigation incidental to its business. The Company currently cannot assess whether the outcome of current litigation will likely have a material adverse effect on its results of operations or financial condition and, from time to time, the Company may make provisions for probable litigation losses. Depending on the actual outcome of pending litigation, charges in excess of any provisions could be recorded in the future, which may have a material adverse effect on the Company’s operating results.

Indemnities, Commitments and Guarantees

During the normal course of business, the Company agreed to certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include those given to various lessors in connection with facility leases for certain claims arising from such facility or lease and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of California. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying Consolidated Balance Sheets other than as disclosed below.

Letters of Credit

The Company has issued guarantees in the form of standby and commercial letters of credit, of which there were approximately $13 million and $7 million outstanding at January 30, 2016 and January 31, 2015, respectively, as security for merchandise shipments from overseas vendors and other obligations incurred during the ordinary course of business. All in-transit merchandise covered by commercial letters of credit is accrued for in accounts payable.

Minimum Royalties

The Company has licensing arrangements under which the Company sells certain branded apparel and pays the licensor royalties. The contractually obligated minimum guaranteed royalty payments were approximately $7 million and $6 million at January 30, 2016 and January 31, 2015, respectively.

13. RETIREMENT PLANS

The Company maintains an Executive Deferred Compensation Plan (the “Executive Plan”) covering Company officers that is funded by participant contributions and periodic Company discretionary contributions. Vested participant balances are included in other long-term liabilities and were approximately $2 million as of January 30, 2016 and January 31, 2015. In fiscal 2009, the Company discontinued any matching contributions to the Executive Plan.

The Company also maintains an Employee Savings Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan covering substantially all employees who have reached age 21. The 401(k) Plan is funded by participant contributions and Company matching contributions. The Company made contributions to the 401(k) Plan, net of forfeitures, of approximately $1.4 million, $1.3 million, and $1.2 million in fiscal 2015, 2014, and 2013, respectively.

14. SEGMENT REPORTING

The Company operates exclusively in the retail apparel industry. The Company designs, produces and distributes clothing and related products catering to teens and young adults through its primarily mall-based PacSun retail stores. The Company has identified two operating segments: PacSun stores and www.pacsun.com. The two operating segments have been aggregated into one reportable segment based on the similar nature of products sold, production, merchandising and distribution processes involved, target customers, and economic characteristics among the two operating segments.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

15. DISCONTINUED OPERATIONS

The Company complies with the presentation and disclosure guidance provided by ASC Topic 205, “Presentation of Financial Statements-Discontinued Operations” (“ASC 205”) with respect to its store closure activity. In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements and Property, Plant, and Equipment” and “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). The ASU amendment changed the requirements for reporting discontinued operations in Subtopic 205-20. The amendment was effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2014. Early adoption was permitted. The Company adopted ASU 2014-08 during fiscal 2014. The adoption of this ASU did not have a material impact on the Company’s financial position or results of operations.

During fiscal 2015, 2014 and 2013, the Company closed 15, 18 and 30 underperforming stores, respectively. The Company does not believe the stores closed after the adoption of ASU 2014-08 represent a “strategic shift” as defined in the guidance. Prior to the adoption of ASU 2014-08, the cash flows of the closed stores were determined not to be significant to ongoing operations, and the cash inflows of nearby stores were not expected to increase significantly, therefore, the results of operations of these closed stores are included in discontinued operations.

The following table details the operating results included in discontinued operations for the period presented:

February 1, 2014
Net sales	$16,133
Cost of goods sold, including buying, distribution and occupancy costs	13,033

Gross margin	3,100
Selling, general and administrative expenses	4,864

Operating loss	(1,764)
Income tax benefit	(19)

Loss from discontinued operations	$(1,745)

PACIFIC SUNWEAR OF CALIFORNIA, INC.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Net sales and gross margin data reflect continuing operations only. Quarterly financial data for fiscal 2015 and 2014 are as follows:

	(In thousands, except per share amounts)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FISCAL YEAR ENDED JANUARY 30, 2016:
Net sales	$166,503	$195,622	$205,921	$232,873
Gross margin	44,645	50,483	51,782	56,634
Operating loss	(7,496)	(3,374)	(1,648)	(5,490)
Net (loss) income	(3,490)	8,337	(3,351)	(9,970)
Net (loss) income per share:
Basic	(0.05)	0.12	(0.05)	(0.14)
Diluted	(0.05)	0.12	(0.05)	(0.14)
Weighted-average shares outstanding:
Basic	69,431	69,820	70,082	70,115
Diluted	69,431	69,895	70,082	70,115

FISCAL YEAR ENDED JANUARY 31, 2015:
Net sales	$171,143	$211,749	$212,292	$231,593
Gross margin	44,663	61,539	56,683	60,348
Operating (loss) income	(7,363)	976	(1,337)	(7,418)
Net (loss) income	(10,397)	7,501	(469)	(25,990)
Net (loss) income per share:
Basic	(0.15)	0.11	(0.01)	(0.38)
Diluted	(0.15)	0.10	(0.01)	(0.38)
Weighted-average shares outstanding:
Basic	68,750	69,070	69,235	69,261
Diluted	68,750	73,197	69,235	69,261

Income (loss) per share amounts are computed for each of the fiscal quarters presented based on basic and diluted shares outstanding and, therefore, may not sum to the totals for the fiscal year.

17. SUBSEQUENT EVENTS

On April 7, 2016, the Debtors filed voluntary petitions with the Bankruptcy Court seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code. The Chapter 11 cases are being administered under the caption “In re Pacific Sunwear of California, Inc., et al.”, Case Nos. 16-10881, 16-10882 and 16-10883 (the “Chapter 11 Cases”). The Debtors continue to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Restructuring Support Agreement and Plan

On April 6, 2016, the Debtors entered into the RSA with the Consenting Term Loan Parties. Pursuant to the RSA, the Consenting Term Loan Parties will support the Debtors’ Plan, which was originally filed by the Debtors on the Petition Date and last revised on August 8, 2016.

Subject to the terms and conditions of the Restructuring Support Agreement and the Plan, the Term Loan Lenders will exchange their existing term loans under the Golden Gate Credit Agreement (as defined below) into 100% of the equity and a $30 million secured term loan of the reorganized company. The Consenting Term Loan Parties will also provide $20 million in additional capital

PACIFIC SUNWEAR OF CALIFORNIA, INC.

in the form of debt to the reorganized company upon its emergence from Chapter 11. In addition, pursuant to the Plan, on the effective date of reorganization, the Debtors will enter into an asset-backed revolving credit facility with Wells Fargo in the amount of $100 million, which will be used to fund obligations under the Plan and ongoing operations, including to pay or refinance the DIP (as defined below) facility claims. Furthermore, pursuant to the Plan, the existing mortgage debt held under the Miraloma Note and the PacSun Stores Note (as defined in Note 7, “Debt”), with principal balances outstanding as of April 7, 2016 of $15.4 million and $11.9 million, respectively, will be reinstated as of the Debtors’ effective date of reorganization.

The Restructuring Support Agreement provides that the Debtors and the Consenting Term Loan Parties will take certain specified actions and make certain specified filings with the Bankruptcy Court with respect to the confirmation and consummation of the Plan. The Plan is subject to certain conditions precedent, including the entry by the Bankruptcy Court of a confirmation order not subject to any stay on enforcement and consistent in all material respects with the Restructuring Support Agreement. The Plan further provides that on the effective date of the Plan, all previously outstanding equity securities, including stock-based compensation awards, of Pacific Sunwear of California, Inc. shall be cancelled and discharged.

Pursuant to the Plan, allowed General Unsecured Claims (other than Qualified Unsecured Trade Claims, as defined below) will receive a pro rata allocation of the general unsecured claims recovery pool of $400,000. Furthermore, allowed Qualified Unsecured Trade Claims (the “Qualified Unsecured Trade Claims”) will be paid in full in the following manner: (1) 50% of the claim amount to be paid upon the effective date of the Plan and (2) the remaining 50% to be paid on December 15, 2016. The Qualified Unsecured Trade Claims represent all unsecured claims directly relating to and arising solely from the receipt of goods and services by the Debtors arising with, and held by, entities with whom the Debtors are conducting, and with whom the reorganized Debtors elect to continue to conduct, business as of the effective date of the Plan, which entities shall have executed a Qualified Vendor Support Agreement prior to or on May 29, 2016. Moreover, all Other Secured Claims, Priority Tax Claims, Priority Non-Tax Claims, and Administrative Claims will be paid in full at the amount of the allowed claim in a form such that the claim shall be rendered unimpaired.

The Consenting Term Loan Parties have the right to terminate the Restructuring Support Agreement following the occurrence of certain termination events set forth in the Restructuring Support Agreement, including (i) the Debtors failure to perform their obligations under the Restructuring Support Agreement or an event or occurrence required by the Restructuring Support Agreement does not occur, in each case by the applicable deadlines in the Restructuring Support Agreement, (ii) material modifications are made to the Plan that are inconsistent with the Restructuring Support Agreement, (iii) the occurrence of an event of default under the DIP Credit Agreement (as defined below) that remains uncured, (iv) the entry of an order by the Bankruptcy Court to appoint a trustee or examiner with expanded powers for the Debtors, to convert any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, or to dismiss any of the Chapter 11 Cases, (v) the Debtors challenge, or any party in the Chapter 11 Cases is granted standing to challenge, the amount and/or validity of the Claims of any Consenting Term Loan Party or the validity, enforceability, and/or perfection of the Liens held by any Consenting Term Loan Party, (vi) the License Agreements (as defined in the Plan) are terminated by either the Debtors or the counterparties thereto or are determined by a final order of the Bankruptcy Court (or other court of competent jurisdiction) to be incapable of assumption and/or assumption and assignment, (vii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Plan in a way that cannot be reasonably remedied by the Debtors or would have a material adverse effect on consummation of the Plan, (viii) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code, and (ix) exercise by any of the Debtors of its “fiduciary out” as a debtor-in-possession.

Pursuant to the Restructuring Support Agreement and the Plan, the Debtors, in conjunction with their investment banker, sought a higher and better alternative through a marketing process governed by bidding procedures which concluded on June 15, 2016 and for which no such higher bids were received.

The Debtors requested and obtained approval from the Bankruptcy Court on May 12, 2016, for the Key Employee Incentive Plan (the “Incentive Plan”), under which compensation of up to $1.8 million may be awarded to Company executives and other key employees upon successful execution of the Plan. No compensation expense has been recognized for the Incentive Plan as of January 30, 2016. Furthermore, the Debtors requested and obtained approval from the Bankruptcy Court on May 12, 2016, for the Key Employee Retention Plan (the “Retention Plan”), which was structured to retain and motivate valuable non-senior management employees who are important to the restructuring process. Total potential compensation under the Retention Plan amounts to approximately $1.5 million and no compensation expense has been recognized for the Retention Plan as of January 30, 2016.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

On June 27, 2016, the Bankruptcy Court approved the Debtors’ Disclosure Statement, which includes the details of the Plan, and the Debtors have solicited votes from eligible claimants in connection with the Plan. In connection with the Plan, the Company has filed its intent to reject 20 store leases, which may be subject to further objections and is subject to Court confirmation. As of the date of the issuance of these consolidated financial statements, a hearing before the Bankruptcy Court to consider confirmation of the Plan is scheduled for September 6, 2016.

DIP Credit Agreement

In connection with the Chapter 11 cases, the Debtors filed motions seeking Bankruptcy Court approval of debtor-in-possession financing on the terms set forth in that certain Debtor-in-Possession Credit Agreement, dated as of April 7, 2016 (the “DIP Credit Agreement”), by and among the Debtors (excluding Miraloma Borrower Corporation, the “Borrowers”), the lenders party thereto from time to time, and Wells Fargo, as administrative agent and collateral agent. The DIP Credit Agreement provides for a senior secured, super-priority revolving credit facility (the “DIP Financing”) of up to $100 million on the closing date of the DIP Financing (the “DIP Commitment”), which is subject to an asset based borrowing base formula and reserves (including a reserve for the repayment of the pre-petition obligations under the existing Credit Agreement by and among Wells Fargo, in its capacity as administrative agent and collateral agent, the lenders party thereto, and the Borrowers, dated as of December 7, 2011, as amended, (the “Existing Revolving Credit Agreement”)). The DIP Financing became available upon the satisfaction of certain customary conditions precedent thereto, including the entry of an order of the Bankruptcy Court approving the DIP Financing on April 8, 2016.

The Debtors are using the proceeds of the DIP Financing primarily for (i) purposes permitted by orders of the Bankruptcy Court, including ongoing debtor-in-possession working capital purposes, (ii) the payment of fees, costs and expenses, and (iii) other general corporate purposes, in each case, only to the extent permitted under applicable law, the DIP Credit Agreement, and the orders of the Bankruptcy Court.

The maturity date of the DIP Financing is the earliest of (a) April 7, 2017, (b) if the order of the Bankruptcy Court approving the DIP Financing on a final basis is not entered within thirty (30) days after the Petition Date, immediately thereafter, (c) the effective date of a plan of reorganization, and (d) the closing of a sale of all or substantially all of the assets of the Borrowers pursuant to section 363 of the Bankruptcy Code.

Interest on the outstanding principal amount of revolving loans under the DIP Credit Agreement is payable monthly in arrears and on the maturity date at a per annum rate equal to the Base Rate plus 3%. In addition, the Debtors were required to pay a closing fee equal to 1% of the DIP Commitment, and an agent’s fee of $50,000.

Subject to certain exceptions, the DIP Financing is secured by a first priority perfected security interest in substantially all of the assets of the Borrowers (excluding, among other things, certain real property and related interests and the equity interests in the Company’s subsidiaries). The security interests and liens are subject only to certain carve outs and permitted liens, as set forth in the DIP Credit Agreement. The DIP Financing is subject to certain covenants, including, without limitation, those related to the incurrence of additional debt, liens, the Borrowers’ failure to comply with the approved budget (subject to certain permitted variances), certain bankruptcy-related covenants, and certain financial covenants, in each case as set forth in the DIP Credit Agreement. The DIP Financing is subject to certain prepayment events, including, without limitation, upon the sale of certain assets, and certain events of default, including, without limitation, payment defaults, in each case as set forth in the DIP Credit Agreement.

Events of Default

The commencement of the Chapter 11 Cases described above constitutes an event of default under the Existing Revolving Credit Agreement. As a result of the filing of the Chapter 11 Cases, all commitments under the Existing Revolving Credit Agreement terminated, and the unpaid principal amount of all outstanding loans and all interest and other amounts thereon became immediately due and payable. As of April 7, 2016, the Company had $31.0 million of outstanding direct borrowings under the Wells Fargo Credit Agreement and $10.4 million in outstanding letters of credit. The letters of credit outstanding, and cash collateral related thereto, under the Wells Fargo Credit Agreement shall be deemed to be transferred to and made under the DIP Credit Agreement.

The commencement of the Chapter 11 Cases described above also constitutes an event of default under the Credit Agreement, dated as of December 7, 2011 (as amended, the “Golden Gate Credit Agreement”), among the Company, the guarantors named therein, PS Holdings Agency Corp., as administrative agent, and the other lenders party thereto. As a result of the filing of the Chapter 11 Cases, the unpaid principal amount of the term loan under the Golden Gate Credit Agreement and all interest (including payable-in-kind interest) and other amounts thereon became immediately due and payable. As of April 7, 2016, there was $60 million in principal amount of the term loan outstanding and $22.3 million of payable-in-kind interest outstanding under the Golden Gate Credit Agreement.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

In addition, the commencement of the Chapter 11 Cases described above constitutes an event of default under the note (as amended, the “Miraloma Note”) issued on August 20, 2010 by Miraloma Borrower Corporation (“Miraloma”) to American National Insurance Company (“American National”) in the original principal amount of $16.8 million, which note was subsequently amended on July 1, 2014 to provide for a new principal outstanding balance of $15.9 million. As of April 7, 2016, the outstanding principal balance of the Miraloma Note was approximately $15.4 million. The commencement of the Chapter 11 Cases also constitutes an event of default under the related Deed of Trust, Assignment of Rents and Security Agreement, dated August 20, 2010 (as amended, the “Miraloma Mortgage”), made by Miraloma to First American Title Insurance Company for the benefit of American National. As a result of the filing of the Chapter 11 Cases, under the terms of the Miraloma Note and the Miraloma Mortgage, American National may declare the entire principal of the Miraloma Note outstanding (including any accrued but unpaid interest thereon) immediately due and payable.

In addition, the commencement of the Chapter 11 Cases described above also constitutes an event of default under the note (as amended, the “PacSun Stores Note”) issued on August 20, 2010 by Pacific Sunwear Stores Corp. (“PacSun Stores”) to American National in the original principal amount of $13 million, which note was subsequently amended on July 1, 2014 to provide for a new principal outstanding balance of $12.3 million. As of April 7, 2016, the outstanding principal balance of the PacSun Stores Note was approximately $11.9 million. The commencement of the Chapter 11 Cases also constitutes an event of default under the related Mortgage, Security Agreement, Financing Statement and Fixture Filing, dated August 20, 2010 (as amended, the “PacSun Stores Mortgage”), made by PacSun Stores in favor of American National. As a result of the filing of the Chapter 11 Cases, under the terms of the PacSun Stores Note and the PacSun Stores Mortgage, American National may declare the entire principal of the PacSun Stores Note outstanding (including any accrued but unpaid interest thereon) immediately due and payable.

As a result of the filing of the Chapter 11 Cases, the Company believes that the ability of the Debtors’ creditors to seek remedies to enforce their respective rights against the Debtors under these and other agreements are stayed and creditors’ rights of enforcement against the Debtors are subject to the applicable provisions of the Bankruptcy Code.

Delisting of Securities

On July 5, 2016, the Company’s common stock was withdrawn from listing and registration on the NASDAQ Stock Market LLC exchange under section 12(b) of the Securities Exchange Act of 1934.